Exhibit 10.27

CREDIT CASH, LLC
PURCHASE AGREEMENT NO.07

This Purchase Agreement ("Agreement") is made and entered into as of the 16th day of July 2007 by and among CREDIT CASH, LLC, a Delaware limited liability company with an office located at 505 Park Ave., 6th Floor, New York, NY 10022 (the "Company") and ALL AMERICAN PLAZAS, INC. a Pennsylvania company with an office located at 1181 Harrisburg Pike, Carlisle, PA 17013 (the "Merchant").

PURCHASE AND SALE OF FUTURE RECEIVABLES

Purchase Price:	$400,000.00;
Collection Amount:	The Purchase Price, plus 2% fee (i.e., $8,000), plus interest calculated at the Interest Rate, plus Costs and Expenses

The Company purchases from the Merchant, and the Merchant hereby sells, assigns and transfers to the Company, effective upon payment by the Company to the Merchant of the Purchase Price specified above, all of Merchant's interest in each of its future credit card receivables arising from the sale of goods to customers located in the United States (the "Future Receivables") due to Merchant from its credit card processor (together with any successor, the "Processor"), Merchant (i) agrees to enter into an agreement with Processor acceptable to the Company to obtain credit and processing services (the "Processor Agreement") and (ii) hereby authorizes Processor, through the execution of Irrevocable Payment Instructions, to pay to the Company all of the cash attributable to the Merchant under the Processor Agreement; provided, however, that the Company agrees to remit to Merchant, 85% of the cash received from the Processor and the Company may retain 15% (the "Payment Percentage") of the of the cash received from the Processor to be applied to the Collection Amount until the cash payments applied by the Company equal to the Collection Amount; provided, further, that if the Company, in its reasonable judgment, deems that it is insecure at any time in the timely payment of the Collection Amount on the basis of the then current Payment Percentage, regardless of whether an Event of Default has occurred, Merchant agrees that the Company may increase the Payment Percentage from time to time to assure timely payment of the Collection Amount by retaining a greater percentage of the cash received from the Processor. Notwithstanding the foregoing, Merchant shall, at all times, be jointly and severally be liable for the repayment of all of the obligations hereunder and under any other agreement between the Company and any Merchant. Merchant represents that it has good and marketable title to the Future Receivables, free and clear of all liens and encumbrances, other than any security interest granted to the Processor and any financial institution ("Bank") pursuant to the Processor Agreement. Merchant shall be responsible to Processor and the Bank for all credit card transactions returned to Processor and Bank for any reason, and the Company shall not be obligated to return any portion (or all) of the Collection Amount received by the Company to any person or entity, including, without limitation, Processor or Bank.

Interest shall be charged to Merchant by the Company at the per annum rate equal to the highest prime rate (the "Prime Rate") in effect during each month as generally reported by Citibank, N.A. plus 3.75% (the "Interest Rate"), but the Interest Rate shall never be less than 12% nor more than 24% per annum or the maximum permitted by law. The Interest Rate shall be calculated based on a three hundred sixty (360) day year for the actual number of days elapsed and shall be charged to Merchant on the daily balance of all outstanding obligations.

In computing interest on the obligations of Merchant to the Company, all checks, wire transfers and other items of payment received by the Company (including payment of the obligations in full) shall be deemed applied by the Company on the day such payment is received or, if received after 2pm New York, NY time, the next business day. However, the Company shall be entitled to charge the Merchant's account one (1) business day of "clearance" or "float" at the Interest Rate set forth above, on all checks, wire transfers and other items received by the Company, regardless of whether such one (1) business day of clearance or float actually occur, and such charge shall be deemed to be the equivalent of charging one (1) business day of interest on such payments and/or collections. The one (1) business day clearance or float charge on all payments and collections is acknowledged by the parties to constitute an integral aspect of the pricing of the Company's financing to Merchant. The Company shall not, however, be required to credit Merchant's account for the amount of any item of payment which is unsatisfactory to the Company, in the Company's reasonable business discretion, and the Company may charge Merchant's loan account for the amount of any item of payment which is returned to the Company unpaid.

In no event shall the Interest Rate exceed the highest rate permitted under any applicable law or regulation. If any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto, and any payments of interest made in excess of such highest rate permitted, if any, shall be deemed to be payments of principal obligations, to the extent of such excess.

This Agreement is in addition to and supplements all previous Purchase Agreements, between Merchant and Credit Cash, LLC, each of which remains valid and effective. Merchant hereby confirms that the balance of all outstanding loans made to Merchant, as of July 16, 2007, amounts to $1,010,932.50, plus accrued interest.

The Merchant understands and agrees that all loans and advances by the Company to Merchant under this Agreement, all other Purchase Agreements, and any other related agreements, constitute one loan, and all indebtedness and obligations of Merchant to the Company under this Agreement and all other Purchase Agreements, and related agreements, present and future, constitute one general obligation secured by the Collateral and security held and to be held by the Company hereunder and by virtue of all other agreements between Merchant (and all guarantors) and the Company now and hereafter existing. It is distinctly understood and agreed that all of the rights of the Company contained in this Agreement shall likewise apply insofar as applicable to any modification of or supplement to this Agreement and to any other agreements, present and future, between the Company and Merchant.

The parties hereby agree to the additional terms set forth below including, but not limited to, covenants to operate the Merchant's business in the ordinary course and prohibiting changes in credit card processors or arrangements and diversions of the Merchant's credit card transactions to another processor or to another credit card network or association.

1.    Representations and Warranties of Merchant. Merchant represents and warrants to the Company as follows: (a) all of the information provided by the Merchant to the Company pursuant to this Agreement and otherwise is true, correct and complete in all respects; (b) Merchant has full power and authority to enter into this Agreement and to perform the transactions contemplated hereby; (c) if an entity, (i) Merchant is duly incorporated/formed/organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation/formation/organization, and (ii) Merchant has full corporate/partnership/limited liability company power and authority to enter into this Agreement and perform the transactions contemplated hereby; (d) Merchant is duly qualified to do business in each jurisdiction in which it conducts its business; (e) this Agreement is the legal and valid obligation of Merchant, enforceable against Merchant in accordance with its terms; (f) Merchant is solvent, has not made an assignment for the benefit of creditors or filed in any court, pursuant to any statute of the United States or any state, a petition for bankruptcy or insolvency, or filed for reorganization or for the appointment of a receiver or trustee of all or a material portion of its property, and Merchant does not have reason to believe any involuntary bankruptcy action or order will be filed with respect to Merchant; (g) all amounts are due with respect to all Future Receivables are due in United States Dollars; (h) any taxes or fees relating to the Future Receivables or goods or services sold by Merchant are solely Merchant's responsibility; and (i) the historical credit card receivable data provided by Merchant to the Company does not represent sales to any subsidiary, affiliate or parent company.

2.    Covenants of Merchant. Merchant hereby covenants and agrees as follows: (a) to conduct its business and use the Purchase Price in the ordinary course of business consistent with past practice; (b) to exclusively use the Processor to process all of its credit card transactions; (c) not to take any action to discourage the use of credit cards or to permit any event to occur which could have an adverse effect on the use, acceptance or authorization of credit cards for the purchase of Merchant's services and products; (d) not to change its arrangements with Processor without the prior written consent of the Company; (e) not to permit any event to occur that could cause a diversion of any of Merchant's credit card transactions to another credit card processor or to another credit card network or association; (f) to comply with all of the terms and conditions imposed by the Processor and/or Bank, including, without limitation, pursuant to the Processor Agreement; (g) to provide the Company with at least 10 days' prior written notice of any event which would cause any of the information provided by Merchant to the Company in this Agreement, in the Merchant Information Sheet or otherwise to be untrue, incorrect or incomplete in any respect; (h) not to grant any lien on or security interest in, or sell, assign transfer, pledge or otherwise dispose of, any Future Receivables; (i) to comply with all laws, rules and regulations applicable to Merchant; and (j) not to sell, assign, assign, transfer, pledge or otherwise dispose of all or a substantial portion of its business or assets. In addition, Merchant covenants and agrees that each Future Receivable will (i) be based upon a bona fide sale and delivery of inventory or rendition of services made by Merchant in the ordinary course of business and (ii) represent a payment obligation for goods or services accepted by Merchant's customer of which such customer is obligated to pay the full amount without dispute, claim, offset, defense, deduction, rejection, recoupment, counterclaim or contra account.

3.    Credit Investigation. Merchant hereby authorizes the Company and its agents and employees to investigate any references or any other statements of data provided by the Merchant or obtained from or about the Merchant for purposes of this Agreement.

4.    Security Interests. As security for the prompt performance, observance and payment in full of all obligations of Merchant to Company hereunder and under any and all other agreements between Merchant and Company, Merchant hereby pledges, assigns, transfers and grants to Company a first priority security interest in, and continuing lien upon, and right of setoff against, all of Merchant's Accounts, including but not limited to, Accounts arising from Merchant's sales that are, or will be paid by the use of credit cards or charge cards, debit cards or other types of bank cards, whether now existing or hereafter created or acquired and wherever located (defined herein as Future Receivables), and the contract rights, general intangibles and Proceeds thereof all of Merchant's interest in all Processor Agreements and all of Merchant's rights to the Proceeds and payments due to Merchant under all Processor Agreements; Merchant's interest in all Deposit Accounts, all whether now existing or hereafter arising or created and wherever located, and all Proceeds (including cash and non-cash proceeds) of any and all of the foregoing; all or Merchant's books, Records and all other evidences of the foregoing; and all renewals, substitutions and replacements of any and all of the foregoing. In addition to the foregoing, Merchant also grants to the Company, a first priority security interest in, and continuing lien upon, and right of setoff against, all of the assets of every kind and nature of Merchant, in each case, whether now owned or existing or hereafter created, acquired or arising and wherever located, including but not limited to, the following assets: (a) Accounts, contract rights and the proceeds thereof; (b) Chattel Paper, including Electronic Chattel Paper and tangible Chattel Paper; (c) General Intangibles, including but not limited to patents, trademarks and tradenames and the goodwill and inherent value associated therewith, lax refunds, customer lists, insurance claims and goodwill of Merchant; (e) Instruments; (f) Proceeds, including Cash Proceeds and Non-Cash Proceeds, and proceeds of any insurance policies covering any of the Collateral; (g) Promissory Notes; (h) Records, including all books, records and other property at any time evidencing or relating to any of the foregoing, and all electronic means of storing such Records; (i) to the extent not otherwise included above, all collateral support and Supporting Obligations relating to any of the foregoing; and (j) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing. All capitalized terms in this description that are not otherwise defined shall have the meanings given to them under the Uniform Commercial Code as adopted by the State of New York (the "UCC") and this Agreement shall constitute a security agreement under the UCC. Merchant hereby authorizes the Company to file such financing statements as the Company deems necessary to perfect the security interest granted by Merchant herein.

5.    Termination. This Agreement shall terminate upon the indefeasible payment in full of the Collection Amount by the Merchant to the Company.

6.    Events of Default. The occurrence of any of the following actions shall constitute an "Event of Default" hereunder: (a) if Merchant shall fail to pay the Company any amounts owing to the Company upon demand by the Company, (b) Merchant makes any assignment for the benefit of creditors, or a proceeding is commenced by or against Merchant under any bankruptcy, insolvency or similar law seeking an order to adjudicate Merchant bankrupt or insolvent or other relief with respect to Merchant's debts or seeking appointment of a receiver or similar official for Merchant or any substantial part of Merchant's assets; (c) Merchant becomes insolvent or admits in writing its inability to pay its debts as they become due; (d) Merchant breaches any covenant and/or agreement set forth herein; or (e) any representation or warranty of Merchant shall have been false or misleading when made or at any time during the term of this Agreement.

7.    Remedies. Upon the occurrence of an Event of Default, the Company shall be entitled to exercise all rights available to it at law or in equity. In addition, upon the occurrence of an Event of Default, or if the Company believes itself insecure for any reason, including without limitation, the Future Receivables are less than Merchant's historical credit card receivables, the Company shall have the right, upon written notice to Merchant and the Processor, to unilaterally increase the Payment Percentage. Merchant hereby expressly authorizes the Processor to pay any increased Payment Percentage of Future Receivables to the Company upon receipt of such written notice. Furthermore, alter the occurrence of an Event of Default which is not waived by the Company, the Company shall have all of the rights and remedies of a secured party under Article 9 of the Uniform Commercial Code with respect to any other property or collateral in which the Company has a security interest. If notice of intended disposition of any such property or collateral is required by law, it is agreed that five days notice constitutes reasonable notice. The net cash proceeds resulting from the exercise of any of the foregoing rights, after deducting all charges, costs and expenses (including reasonable attorneys' fees) will be applied by the Company to the payment of the unpaid Collection Amount and any other fees or amounts due from Merchant to the Company, in such order as the Company may elect. Merchant remains liable to the Company for any deficiencies.

8.    Indemnification. Merchant hereby agrees to jointly and severally indemnify, defend and hold harmless the Company and its members, managers, officers, employees and agents from and against any damage, claim, liability, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with this Agreement. This Section 8 shall survive the termination of this Agreement.

9.    Miscellaneous,

(a)    This Agreement, and all attendant documentation, as the same may be amended from time to time, constitutes the entire agreement among the parties with regard to the subject matter hereof, and supersedes any prior agreements or understandings. This Agreement can be changed only by a writing signed by all parties. The failure or delay of the Company in exercising any right hereunder will not constitute a waiver thereof or bar the Company from exercising any of its rights at any time.

(b)    This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflict of law provisions. The parties agree to submit to the jurisdiction of the New York state courts or any federal court sitting in the state of New York in the event of any dispute hereunder. To the extent permitted by applicable law, each party hereby waives any right to a trial by jury in any action or proceeding arising directly or indirectly out of this Agreement or any other agreement or transaction among the parties.

(c)    This Agreement binds and benefits each party and their respective successors, heirs and assigns, provided, however, that Merchant may not assign this Agreement or any rights hereunder without the prior written consent of the Company.

(d)    If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision will be inapplicable and deemed omitted to such extent, but the remainder will not be invalidated thereby and will be given effect so far as possible. Section headings are for convenience only and are not controlling.

(e)    Any notice or other communication hereunder shall be made in writing and deemed given (i) three days after being deposited in the U.S. mail, first class, postage prepaid, or (ii) when delivered by a nationally recognized overnight courier which provides confirmation of delivery, addressed to the Company at 505 Park Avenue, 6th Floor, New York, NY 10022, or to Merchant at the address set forth in the Merchant Information Sheet. Any party may change its address to which notice is sent hereunder by providing written notice to the other parties in accordance herewith.

(f)    The Company may examine the books and records of Merchant relating to the Future Receivables at any time during the term of this Agreement.

10.   (a)    "Costs and Expenses" shall include, but not be limited to commissions, fees, internal and external field examination expenses for routine and non-routine audits and field examinations, filing, recording and search expenses, reasonable internal and external attorney's fees and disbursements (as may be incurred with respect to the effectuation of this Agreement or any claim of any nature or litigation whatsoever arising out of or as a result of the interpretation of this Agreement or the financing provided for hereunder, including, but not limited to, all fees and expenses for the service and filing of papers, premiums on bonds and undertakings, fees of marshals, sheriffs, custodians, auctioneers and others, travel expenses and all court costs and collection charges), postage, wire transfer fees in the amount of $50.00 for each wire transfer initiated by Company and/or for Company's services in wiring, certifying or transferring funds; check dishonor fees and other internal and/or external fees, costs and expenses arising out of or relating to the negotiations, preparation, consummation, administration and enforcement of this Agreement or any other agreement between Merchant and Company including, but not limited to any guaranty of the obligations of Merchant.

(b)    In addition to the foregoing, Merchant shall be charged a one-time set up fee of $N/A.

11.   Disbursing Agent. It is hereby acknowledged that the Company may receive from the Processor cash attributable to Merchant and one or more of Merchant's affiliates or subsidiaries or in a name other than Merchant that Merchant uses as tradename, fictitious name, assumed name or other designation (collectively referred to herein as "Tradenames"). Merchant expressly authorizes the Company to receive all such cash on behalf of Merchant and to retain the Payment Percentage for credit against the Merchant's obligations under this Agreement. Merchant hereby represents and warrants to the Company that Merchant has been appointed as the "Disbursing Agent" for all of Merchant's affiliates, subsidiaries and Tradename entities and that it is in the best interest and convenience of the Merchant that all loans and advances made by the Company pursuant to this Agreement be made only to the Merchant, for itself and as Disbursing Agent. Accordingly, the Merchant shall be the sole entity entitled to receive the funds advanced by the Company under this Agreement and the Merchant shall make disbursements to its affiliates, subsidiaries and Tradename entities in Merchant's discretion. All of the monies received by the Company will be credited by the Company to the Merchant's account and the Company shall remit all monies pursuant to this Agreement and the Irrevocable Payment Instructions only to the Merchant. The Merchant, for itself and as Disbursing Agent, hereby irrevocably waives any claim it may have against the Company and hereby indemnifies and holds the Company harmless from and against all damages, losses, claims, demands, liabilities, obligations, actions and causes of action whatsoever which Merchant or any of Merchant's affiliates, subsidiary or Tradename entities may have against the Company which may arise as a result of the Company remitting all monies under this Agreement solely to the Merchant, for itself and as Disbursing Agent, and/or the Payment Percentage being credited by the Company solely the Disbursing Agent's account with the Company.

12.   Charges to Merchant's Account. All fees, interest, commissions, charges, Costs and Expenses incurred with or in respect of this Agreement, or any supplement or amendment hereto (all of which shall be cumulative and not exclusive) shall be charged to Merchant's account as maintained by Company. In furtherance thereof, Merchant hereby authorizes Company to charge the Merchant's account maintained by Company: (a) all Costs and Expenses and (b) alt fees, interest and other charges provided in this Agreement and further authorizes the Company to pay all such charges by deducting the amounts from the Purchase Price and/or from the Merchant's portion of the cash proceeds received by the Company from the Processor that would otherwise remitted to Merchant.

13.   The Company shall render to Merchant a monthly statement of its account which statement shall be deemed correct, accepted by, and conclusively binding upon Merchant as an account stated, except to the extent that Merchant shall deliver to the Company written notice of any specific exceptions thereto within twenty (20) days after the date such statement is rendered.

The undersigned, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, have executed this Agreement as of the latest date set forth below, intending to be legally bound.

This Agreement may be executed in any number of counterparts (whether facsimile or original), each of which shall be deemed an original as to the party whose signature appears thereon and all of which together shall constitute one and the same instrument. An executed facsimile of this Agreement shall be deemed a valid and binding agreement between the parties hereto.

CREDIT CASH, LLC	ALL AMERICAN PLAZAS, INC.

By: /s/ Dean Landis	By: /s/ Richard A. Mitstifer
Name: Dean Landis	Name: Richard A. Mitstifer
Title: President	Title: President

notary page follows

STATE OF NEW YORK              )
                                                         )ss.:
COUNTY OF NEW YORK          )

On this 16th day of July 2007 before me personally appeared Dean Landis personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she is the Managing Member and president of CREDIT CASH, LLC, the company herein described and that he/she executed the same in his/her capacity as an officer of said company, and that he/she signed the instrument by order of the members of said company.

/s/ James Ricchiuti
NOTARY PUBLIC

JAMES RICCHIUTI Notary Public - State of New York No. 02R16123649 Qualified in Westchester County. Commission Expires March 7, 2009

STATE OF PA                             )
                                                        )ss.:
COUNTY OF Berks                )

On this 16th day of July 2007 before me personally appeared Richard Mitstifer, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she is the President of ALL AMERICAN PLAZAS, INC., the corporation herein described and that he/she executed the same in his/her capacity as an officer of said corporation, and that he/she signed the instrument by order of the board of directors of said corporation.

/s/ Catherina M. Galena
NOTARY PUBLIC

COMMONWEALTH OF PENNSYLVANIA Notarial Seal Catherina M. Galena, Notary Public Bethel Twp., Becks County My Commission Expires Nov. 22, 2008 Member, Pennsylvania Associatlon Of Notaries